Exhibit 99(b)

Independent Accountants' Report

The Board of Directors

Household Finance Corporation:

We have examined management's assertion that the servicing of consumer automobile finance receivables owned by Household Automotive Trust 2002-2 has been conducted by Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions as set forth in Articles IV and V of the Master Sale and Servicing Agreement dated August 8, 2002 (the Agreement), as supplemented, as of and for the year ended December 31, 2003. Household Finance Corporation's management is responsible for the assertion. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting that the servicing of receivables has been conducted in compliance with the terms and conditions as set forth in Articles IV and V of the Agreement, as supplemented, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the servicing of the receivables has been conducted by Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions as set forth in Articles IV and V of the Master Sale and Servicing Agreement dated August 8, 2002, as supplemented, as of and for the year ended December 31, 2003 is fairly stated, in all material respects.

This report is intended solely for the information and the use of the addressee, the trustee(s), rating agencies, and others, as applicable, in accordance with the Agreement.

/s/ KPMG LLP

Chicago, Illinois

February 28, 2004

Management Assertion

As of and for the year ended December 31, 2003, the servicing of consumer automobile finance receivables owned by Household Automotive Trust 2002-2 has been conducted by Household Auto Finance, a division of Household Finance Corporation, in its capacity as subservicer for Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions as set forth in Articles IV and V of the Master Sale and Servicing Agreement dated August 8, 2002, as supplemented.

/s/ Tim Condon	/s/ John O'Brien
Tim Condon	John O'Brien
Chief Financial Officer -	Group Director-Asset Management-
Household Auto Finance	Household Auto Finance

February 28, 2004	February 28, 2004
Date	Date